Exhibit 99.1

YUM! BRANDS, INC. ANNOUNCES PROPOSED NOTES OFFERING

LOUISVILLE, KY — May 27, 2016 — Yum! Brands, Inc. (NYSE: YUM) (the “Company”) today announced that certain subsidiaries that operate the Company’s KFC, Pizza Hut and Taco Bell businesses have commenced an offering of up to $2.3 billion aggregate principal amount of Senior Unsecured Notes in two tranches, with maturities in 2024 and 2026 (collectively, the “Notes”).  The Notes offering is part of the Company’s previously announced plan to incur $4.6 billion of new debt.

The Notes will be guaranteed on a senior unsecured basis by the Company and the Company’s domestic subsidiaries that will guarantee its previously announced new Senior Secured Credit Facility.  Net proceeds from the offering of the Notes, together with the proceeds from the Senior Secured Credit Facility, will be used to fund a return of capital to shareholders, repay borrowings under the Company’s existing revolving credit facility, pay associated transaction fees and expenses, and for general corporate purposes.

Consummation of the offering of the Notes and the new Senior Secured Credit Facility are subject to market and other conditions, and there can be no assurance that these financing transactions will be successfully completed on the terms described above, or at all.

The Notes have not and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from such registration requirements.  Accordingly, the Notes will be offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Analysts are invited to contact:

Donny Lau, Senior Director, Investor Relations & Corporate Strategy, at 888/298-6986

Elizabeth Grenfell, Director, Investor Relations, at 888/298-6986

Members of the media are invited to contact:

Virginia Ferguson, Director, Public Relations, at 502/874-8200

Yum! Brands, Inc.  •  1900 Colonel Sanders Lane  •  Louisville, KY 40213

P: 502.874.8300  •  www.yum.com/investors